Prospectus Supplement
(To Prospectus dated December 18, 1997)





                         EQUITY RESIDENTIAL PROPERTIES TRUST

                  DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN


                            ____________________________


     This prospectus supplement contains a revised Schedule A to the prospectus dated December 18, 1997 relating to the Equity Residential Properties Trust Distribution Reinvestment and Share Purchase Plan. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to optional cash payments and common share distribution reinvestments under the plan for 1999 and 2000, each as described in the prospectus.


     IF YOU WOULD LIKE TO RECEIVE A COPY OF THE ENTIRE PROSPECTUS, PLEASE CALL
(800) 337-5666. IF YOU HAVE ANY FURTHER QUESTIONS REGARDING THE PLAN, PLEASE CONTACT US AT:


          EQUITY RESIDENTIAL PROPERTIES TRUST
          ATTENTION:  INVESTOR RELATIONS
          TWO NORTH RIVERSIDE PLAZA
          SUITE 400
          CHICAGO, IL  60606
          TELEPHONE NUMBER:  (888) 879-6356












                              ________________________


             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 5, 1999

                                     SCHEDULE A
                                 FOR 1999 AND 2000

                               OPTIONAL CASH PAYMENTS

                      RECORD DATE AND
   THRESHOLD PRICE     OPTIONAL CASH       PRICING PERIOD
         AND              PAYMENT           COMMENCEMENT        PRICING PERIOD
  DISCOUNT SET DATE      DUE DATE              DATE             CONCLUSION DATE
 ------------------  ---------------    ---------------       -----------------
 December 31, 1998   January 6, 1999    January 7, 1999       January 21, 1999
 February 1, 1999    February 4, 1999   February 5, 1999      February 19, 1999
 February 25, 1999   March 2, 1999      March 3, 1999         March 16, 1999
 April 1, 1999       April 7, 1999      April 8, 1999         April 21, 1999
 May 4, 1999         May 7, 1999        May 10, 1999          May 21, 1999
 May 26, 1999        June 1, 1999       June 2, 1999          June 15, 1999
 June 30, 1999       July 7, 1999       July 8, 1999          July 21, 1999
 August 2, 1999      August 5, 1999     August 6, 1999        August 19, 1999
 August 26, 1999     August 31, 1999    September 1, 1999     September 15, 1999
 October 1, 1999     October 6, 1999    October 7, 1999       October 20, 1999
 November 1, 1999    November 4, 1999   November 5, 1999      November 18, 1999
 November 26, 1999   December 1, 1999   December 2, 1999      December 15, 1999
 December 31, 1999   January 6, 2000    January 7, 2000       January 21, 2000
 February 1, 2000    February 7, 2000   February 8, 2000      February 22, 2000
 February 24, 2000   March 1, 2000      March 2, 2000         March 15, 2000
 April 3, 2000       April 7, 2000      April 10, 2000        April 21, 2000
 May 2, 2000         May 8, 2000        May 9, 2000           May 22, 2000
 May 25, 2000        June 1, 2000       June 2, 2000          June 15, 2000
 June 30, 2000       July 7, 2000       July 10, 2000         July 21, 2000
 August 1, 2000      August 7, 2000     August 8, 2000        August 21, 2000
 August 25, 2000     August 31, 2000    September 1, 2000     September 15, 2000
 October 2, 2000     October 6, 2000    October 9, 2000       October 20, 2000
 November 1, 2000    November 7, 2000   November 8, 2000      November 21, 2000
 November 24, 2000   November 30, 2000  December 1, 2000      December 14, 2000


                      COMMON SHARE DISTRIBUTION REINVESTMENTS (1)

                     RECORD DATE                  INVESTMENT DATE (2)
                     -----------                  -------------------
                   March 20, 1999                    April 9, 1999
                    June 20, 1999                     July 9, 1999
                 September 20, 1999                 October 8, 1999
                  December 20, 1999                December 31, 1999
                   March 20, 2000                    April 14, 2000
                    June 20, 2000                    July 14, 2000
                 September 20, 2000                 October 13, 2000
                  December 19, 2000                December 29, 2000

____________________

(1) The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Trustees. The actual record and payment dates will be determined by the Board of Trustees at its discretion.

(2) The Investment Date relating to distributions is also the pricing date with respect to Common Shares acquired directly from the Company with such distributions. See Question 12.

                      NEW YORK STOCK EXCHANGE HOLIDAYS

                                      1999                       2000
                                      ----                       ----
 New Year's Day                     January 1                     (1)
 Martin Luther King, Jr. Day       January 18                 January 17
 President's Day                   February 15                February 21
 Good Friday                         April 2                   April 21
 Memorial Day                        May 31                     May 29
 Independence Day               July 5 (observed)               July 4
 Labor Day                         September 6                September 4
 Thanksgiving Day                  November 25                November 23
 Christmas                         December 24                December 25

___________________

(1) New Year's Day 2000 falls on a Saturday. The Exchange will be open for regular trading hours on Friday, December 31, 1999 and Monday, January 3, 2000.